Exhibit 10.2

EMPLOYMENT AGREEMENT

     This Agreement is made and entered into, effective as of March 1, 2004, by and between National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative corporation (“CFC”) and Sheldon C. Petersen (the “Executive”).

     WHEREAS, CFC desires to retain the Executive as its Governor and Chief Executive Officer under this Agreement for the period provided for in this Agreement, and the Executive is willing to serve in the employ of CFC on a full-time basis for such period, upon such terms and conditions as are provided herein;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the parties hereby agree as follows:

     1. Employment. Subject to and upon the terms and conditions herein provided, CFC hereby agrees to employ the Executive and the Executive hereby agrees to be employed by CFC for the Term of Employment, as defined in Section 3 hereof.

     2. Position and Responsibilities. During the Term of Employment hereunder, the Executive shall be employed as the Chief Executive Officer of CFC, and/or in such other senior executive capacity or capacities as may be mutually satisfactory to the Executive and CFC. The Executive will be the senior executive officer of CFC, reporting only to the Board of Directors of CFC (the “Board”), and all other officers of CFC shall report to the Executive or to other officers designated by the Executive. The Executive shall, at the request of the Board, serve as an officer or director of any subsidiary or affiliated entity of CFC.

     During the Term of Employment, except as hereinafter provided and except for vacation, holidays observed by CFC and periods of illness, the Executive agrees to devote substantially all of his business time and attention to carrying out his duties and responsibilities under this Agreement and shall use his best efforts, skills and abilities to further the interests of CFC. The Executive shall be permitted, to the extent such activities do not substantially interfere with the performance of the Executive’s responsibilities and duties hereunder, (i) to manage his personal, financial and legal affairs and (ii) to serve on civic, charitable, religious or educational boards or committees. However, the Executive may not serve on the board of directors of any other business entities without the prior express written consent of the Board and subject to such reasonable limitations as may be imposed by the Board in granting such consent.

     3. Term of Employment. The Term of Employment under this Agreement shall commence as of March 1, 2004, and shall terminate on February 28, 2009 unless earlier terminated as provided in Section 6 below or extended as provided in the following sentence (the “Term of Employment”). The Term of Employment shall automatically be extended on

March 1, 2009 and each subsequent March 1 for an additional year unless, not later than 6 months prior to any such date, either party to this Agreement shall have given written notice to the other party that he or it does not wish to extend or further extend the Term of Employment.

     4. Compensation. For all services rendered by the Executive during the Term of Employment, CFC shall pay the Executive as compensation (i) a base salary, in periodic installments in accordance with CFC’s usual payroll practice for its senior executives, at an annual rate of no less than $500,000 (the “Base Salary”), (ii) an annual incentive (the “Short- Term Incentive”) pursuant to the terms set forth in the CFC Annual Incentive Plan; and (iii) a long-term incentive pursuant to the terms of the CFC Long Term Incentive Plan. During the Term of Employment, the Executive’s Base Salary shall be reviewed for possible increase at least annually, and the term “Base Salary” shall thereafter refer to the Base Salary as so increased.

     5. Executive Benefits, Perquisites and Expenses.

          5.1 CFC Plans. The Executive shall be entitled to participate in all CFC health, accident, life insurance, savings, retirement, disability and other benefit plans, programs or practices from time to time in effect for senior executives of CFC at least to the same extent as other senior executives (or, where applicable, retired senior executives) of CFC, including, without limitation, CFC’s Annual Incentive Plan, Long-Term Incentive Plan, Pension Restoration Deferred Compensation Plan and Pension Restoration Severance Pay Plan.

          5.2 Vacations. The Executive shall be entitled to an amount of paid vacation during each twelve-month period during the Term of Employment equal to the maximum amount of vacation allowed for any full-time employee of CFC (but not less than five weeks of paid vacation earned uniformly during each such period), plus such holidays, sick leave and other time off as are established by the policies of CFC. Unused days of vacation may be carried over to subsequent years, provided, however, that amounts of unused vacation in excess of 480 hours at the close of each such twelve-month period shall be settled in cash at the current rate of pay.. The Executive shall receive within thirty (30) days after his employment terminates, a payment (based on the Executive’s Base Salary in effect on the date the Executive terminated employment with CFC) for any accrued but unused vacation at the termination but not in excess of 12 weeks regardless of the reason for such termination of employment of the Executive.

          5.3 Perquisites; Expenses. During the Term of Employment, the Executive shall be entitled to receive such perquisites as CFC may determine to provide to its senior executive officers, and CFC shall reimburse the Executive for all reasonable and documented expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder, including, without limitation, expenses incurred as a result of the attendance by the Executive’s wife at a function or meeting where the Executive determines that her attendance is appropriate.

          5.4 Automobile. During the Term of Employment, CFC shall provide the Executive with, and shall pay all reasonable expenses (including, without limitation,

insurance, repairs, maintenance, fuel and oil) for, an automobile selected by the Executive with the approval of the Board.

          5.5 Executive Health Physical. During the Term of Employment, the Executive shall be entitled to have an executive health physical on an annual basis, at a medical institution of his choice within the continental US. The health physical shall be comprehensive, and consistent with the standards that are established practice within the medical profession at the time. All diagnostic and ancillary fees that qualify will be submitted by the Executive for insurance reimbursement, and all remaining fees for the health physical services will be either paid directly by CFC or reimbursed to the Executive.

     6. Payments to the Executive Upon Termination of Employment.

          6.1 Termination by CFC.

          (a) CFC shall have the right to terminate the Executive’s employment at any time during the Term of Employment with or without “Cause”, as defined in Section 6.5(a). If, during the Term of Employment, CFC terminates the employment of the Executive under this Section 6 without Cause, the Term of Employment shall terminate immediately thereafter, and:

               (i) CFC shall pay the Executive such Base Salary provided herein as he may be entitled to receive for services rendered prior to the date of such termination;

               (ii) CFC shall pay the Executive for any accrued but unused vacation as set forth in Section 5.2 and for any properly-documented unreimbursed expenses;

               (iii) CFC shall pay the Executive the benefits which the Executive is, or may become, entitled to receive under the terms and conditions of such CFC plans as are in effect from time to time; and

               (iv) CFC shall pay the Executive a single lump-sum payment equal to the product of (a) three and (b) the sum of (1) his annual Base Salary at the rate in effect on the date of such termination, and (2) the Executive’s Short-Term Incentive award, if any, for the year prior (or annual bonus, if any, for 2003) to the year in which such termination occurs.

          (b) If, during the Term of Employment, CFC terminates the employment of the Executive for “Cause”, as defined below, the Term of Employment shall terminate immediately thereafter, and CFC shall pay the Executive such compensation as is set forth in Section 6.1(a)(i), (ii) and (iii) herein.

          6.2 Termination by the Executive.

          (a) The Executive has the right to terminate his employment hereunder at any time during the Term of Employment upon not less than 90 days prior written notice to

CFC, provided, however, that if the Executive wishes to terminate his employment for “Good Reason” as defined in Section 6.5(b), the Executive must notify CFC in writing of such intent within 30 days of the event or events that he believes constitute Good Reason and such notice must specify such events in reasonable detail. If during the Term of Employment the Executive’s employment is terminated for “Good Reason”, as defined below, the Term of Employment shall terminate immediately thereafter, and CFC shall pay the Executive such compensation as is set forth in Section 6.1(a)(i)-(iv).

          (b) If during the Term of Employment the Executive terminates his employment for other than “Good Reason”, as defined below, the Term of Employment shall terminate immediately thereafter, and CFC shall pay the Executive such compensation as is set forth in Section 6.1(b).

          6.3 Disability. Upon the “Disability”, as defined in Section 6.5(c), of the Executive during the Term of Employment, and for the period of Disability, in addition to any other benefits to which he may be entitled pursuant to this Agreement, but in lieu of his Base Salary and any Short-Term Incentive award, the Executive shall receive through the end of the Term of Employment or, if earlier, the Executive’s date of recovery, actual termination of employment (in which case the applicable provisions of Section 6.1 or 6.2 shall apply and this Section 6.3 shall cease to apply) or death (in which case Section 6.4 and any other relevant provisions shall apply) an annual Disability Benefit equal to 60% of the Base Salary the Executive was receiving at the commencement of the Disability and 60% of his target award, if any, under CFC’s Short-Term Incentive Plan for the year in which the Executive became disabled. Payment of the Disability Benefit shall be in equal monthly installments, and such payments shall be reduced by the monthly payments received by the Executive under any other CFC-sponsored disability plan or program and the monthly disability benefits received by the Executive pursuant to the applicable provisions of the Social Security Act. During the period that Disability Benefits are payable to the Executive, he shall continue to participate in CFC’s plans described in Section 5.1 (other than the Short-Term Incentive Plan and the Long-Term Incentive Plan) as if he had continued to be an active CFC employee and as if he had received 60% of the Base Salary then in effect under Section 4 (and 60% of his target award, if any, under the CFC Annual Incentive Plan for the year in which he became disabled).

          6.4 Death. In the event of the termination of the Executive’s employment by reason of death during the Term of Employment, the Executive’s “Designated Beneficiary”, as defined below, shall be entitled to receive:

               (i) payment of the Executive’s unpaid Base Salary through the date of death;

               (ii) payment of a pro-rated Short-Term Incentive award, if any, for the year of the Executive’s death (at 100% of the target award);

               (iii) the lesser of (a) a lump sum payment equal to one year’s Base Salary at the rate in effect on the date of death or (b) the Base Salary that would have been paid to the Executive in the remaining period of the Term of Employment prior to death (but in no case less than the Base Salary that would have been paid to the Executive for a 6 month period);

               (iv) reimbursement for any properly-documented unreimbursed expenses; and

               (v) such survivor benefits and payments for the Executive’s family or with respect to the Executive that are provided, or may be provided, under CFC’s plans described in Section 5.1 determined in accordance with the then applicable provisions of such plans, programs or arrangements.

          6.5 Definitions.

          (a) “Cause”. For purposes of this Agreement, Cause shall mean (i) the willful and continued failure by the Executive, as determined in good faith by two-thirds of the members of the Board (after notice to the Executive and providing the Executive an opportunity to meet with the Board), to perform his duties under this Agreement or comply with written policies of CFC, or (ii) willful conduct materially injurious to CFC or (iii) conviction of a felony involving moral turpitude; provided, however, that any act or omission by the Executive shall not fall within the scope of this Section 6.5(a)(i) and (ii) if it was done or omitted to be done by the Executive in good faith and with a reasonable belief that such action or omission was in the best interests of CFC.

          (b) “Good Reason”. For purposes of this Agreement, Good Reason shall mean, without the prior written consent of the Executive, (i) a reduction in the rate of the Executive’s Base Salary, (ii) a decrease in the Executive’s titles, duties or responsibilities hereunder or the assignment of new responsibilities hereunder which, in either case, is materially less favorable to the Executive when compared to the Executive’s titles, duties and responsibilities which were in effect immediately prior to such assignment, or (iii) the relocation of CFC’s principal office or the relocation of the Executive to a location more than 50 miles from the principal office of CFC on the date of this Agreement; provided, however, that the term “Good Reason” shall not include the occurrence of any of the above if such occurrence is remedied by CFC within 20 business days after receipt by CFC of the Executive’s written notice of resignation for Good Reason under Section 6.2(a) setting forth in specific detail the facts and circumstances resulting in the Good Reason upon which his resignation is based.

          (c) “Disability”. For purposes of this Agreement, Disability shall mean that the Executive has not performed his full-time duties with CFC for three consecutive months as a result of his incapacity due to physical or mental illness and within thirty (30) days after written notice of such incapacity is given to the Executive he shall not have returned to the full-time performance of his duties hereunder.

          (d) “Designated Beneficiary”. For purposes of this Agreement the Designated Beneficiary shall be any person designated by the Executive in a written instrument signed by the Executive and delivered to CFC to be the beneficiary of payments to be made by

CFC hereunder upon the death of the Executive if such person survives the Executive. Any Designated Beneficiary may be changed by the Executive at any time and from time to time by a written instrument signed by the Executive and delivered to CFC. If no Designated Beneficiary survives the Executive, the Designated Beneficiary shall be the estate of the Executive.

     7. No Mitigation. CFC agrees that if the Executive’s employment is terminated during the Term of Employment, the Executive is not required to seek other employment or to attempt in any way to reduce the amounts payable and the benefits to be provided to the Executive by CFC under this Agreement. Further, the amount or nature of any such payment or benefit to be paid to or with respect to the Executive shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, or offset against any amount claimed to be owed by the Executive to CFC or any of its subsidiaries or otherwise.

     8. Confidential Information . The Executive shall not at any time during his employment with CFC or following termination or expiration of this Agreement, directly or indirectly, disclose, publish or divulge to any person (except in the regular course of CFC’s business or as required by law or regulations), or appropriate, use or cause, permit or induce any person to appropriate or use, any proprietary, secret or confidential information of CFC including, without limitation, knowledge or information relating to its copyrights, trade secrets, business methods, the names or requirements of its customers, vendors, contractors, agents, dealers and distributors or the prices, credit or other terms extended or granted to any of such persons, all of which the Executive agrees are and will be of great value to CFC and shall at all times be kept confidential. Upon the termination of the Term of Employment hereunder, the Executive shall promptly deliver or return to CFC all materials of a proprietary, secret or confidential nature relating to CFC together with any other property of CFC which may have theretofore been delivered to or may then be in the possession or control of the Executive. CFC and the Executive agree that the provisions of this Section shall survive the termination of the Executive’s employment hereunder.

     9. Indemnification. CFC agrees that if the Executive is made, or is threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the fact that he is or was a director or officer of CFC or any of its subsidiaries or, at the request of CFC, serves or served any other corporation, partnership, joint venture, trust or other enterprise in any capacity, CFC shall indemnify him to the fullest extent permitted by the Charter and By-Laws of CFC or, if greater, by the applicable laws of the State of Virginia, against all costs, expenses, liabilities and losses reasonably incurred or suffered by the Executive in connection therewith. CFC shall advance to the Executive all reasonable costs and expenses incurred by him in connection with any such proceeding upon receipt of an itemized list of such costs and expenses.

     10. Legal Fees and Expenses, In the event that a claim for payment or benefits under this Agreement is disputed, the Executive shall be reimbursed for all reasonable attorney fees and expenses incurred by the Executive on a proportionate basis in pursuing such claim, to the extent that the Executive is successful as to all or part of the disputed claim by reason of litigation, arbitration or settlement.

     11. Amendment; Waiver. This Agreement contains the entire agreement of the parties with respect to the matters set forth herein, and may only be amended by subsequent written agreement of the parties hereto. All prior agreements between the Executive and CFC, whether in writing or not, relating to terms and conditions of employment are hereby canceled. No waiver by CFC of any breach by the Executive of any term, condition or provision of this Agreement to be performed by the Executive shall be deemed a waiver of a similar or dissimilar condition or provision at the same or prior or subsequent time.

     12. Binding Effect. The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of the Executive’s creditors, and any attempt to do any of the foregoing shall be null and void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Executive and his heirs, beneficiaries and personal representatives, and shall be binding upon and inure to the benefit of CFC and its successors or assigns.

     13. Governing Law; Severability. Except as otherwise set forth herein, this Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of Virginia without regard to principles of conflicts of law. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     14. Withholding of Taxes. CFC may withhold from any compensation payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law, regulation or ruling.

     15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16. Headings. The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of the Agreement or to affect the meaning or interpretation of this Agreement.

     17. Notices. Any notice given to either party hereto shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly and properly addressed to the party concerned at the address indicated below or to such changed address as party may subsequently give notice of:

If to CFC:

National Rural Utilities
Cooperative Finance Corporation
Woodland Park
2201 Cooperative Way
Herndon, Virginia 22071
Attn: President

If to the Executive:

Mr. Sheldon C. Petersen
510 Fortress Circle S.E.
Leesburg, Virginia 22075

     18. Enforcement of Agreement. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term of Employment for any reason to the extent necessary to obtain the intended provision of such rights and the intended performance of such obligations.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By:	-s- Stephen R. Louder

President

-s- Sheldon C. Petersen

Sheldon C. Petersen